UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 27, 2011

XOMA LTD.
(Exact name of registrant as specified in its charter)

BERMUDA

(State or other jurisdiction of incorporation)

0-14710	52-2154066
(Commission File Number)	(IRS Employer Identification No.)

2910 Seventh Street, Berkeley, California	94710
(Address of principal executive offices)	(Zip code)

Registrant's telephone number, including area code	(510) 204-7200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                      Compensatory Arrangements of Certain Officers.

Effective October 27, 2011, the Board of Directors of XOMA Ltd. (the “Company”) has granted share options and awarded restricted share units under the Company’s 2010 Long Term Incentive and Share Award Plan (the “Plan”) to officers and directors of the Company.  The following sets forth the number of options so granted and units so awarded to each of the executive officers receiving such grants and awards who were named in the Summary Compensation Table of the Company’s 2011 Proxy Statement: Patrick J. Scannon, M.D., Ph.D. (Executive Vice President and Chief Scientific Officer) – 88,345 share options granted and 67,957 restricted share units awarded; Fred Kurland (Vice President, Finance and Chief Financial Officer) – 88,125 share options granted and 67,788 restricted share units awarded; Christopher J. Margolin (Vice President, General Counsel and Secretary) – 88,890 share options granted and 68,377 restricted share units awarded; and Charles C. Wells (Vice President, Human Resources and Information Technology) – 43,742 share options granted and 33,648 restricted share units awarded.  In addition, John Varian (Interim Chief Executive Officer) was granted 105,544 share options and awarded 13,495 restricted share units.  All of the foregoing share options have a maximum term of 10 years and an exercise price of $1.69 per share and (a) as to a percentage of such options approximating the percentage of such individual’s outstanding options that are currently exercisable, became exercisable immediately upon grant, and (b) as to the remainder of such options, will become exercisable in equal monthly installments over the two years after grant.  All of the foregoing restricted share units entitle the holders thereof to receive common shares of the Company and vest in increments over a period of three years.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  November 2, 2011

XOMA LTD.
By:	/s/ Christopher J. Margolin
Christopher J. Margolin Vice President, General Counsel and Secretary